Free Writing Prospectus (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated March 1, 2010 and Index Supplement dated March 1, 2010)	Filed Pursuant to Rule 433 Registration No. 333-145845 April 27, 2010

$ Buffered Return Enhanced Notes due May 19, 2011 Linked to the Performance of a Basket of Asian Equity Indices and the Related Asian Currencies Global Medium-Term Notes, Series A

General

•

The Notes are designed for investors who seek a return of two times the appreciation of a diversified basket of Asian indices and the related Asian currencies up to a maximum total return on the Notes of 17.00% at maturity. Investors should be willing to forgo interest and dividend payments and, if the basket declines by more than 10%, be willing to lose some or all of their principal.

•	Senior unsecured obligations of Barclays Bank PLC maturing May 19, 2011[1].

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

The Notes are expected to price on or about April 30, 20102 (the “pricing date”) and are expected to issue on or about May 5, 20102 (the “issue date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	A basket comprised of the following equity indices and related currency exchange rates (each a “basket component”, and together, the “basket components”), weighted as indicated:

Index	Bloomberg Ticker	Currency	Weighting
Hang Seng China Enterprises Index	HSCEI <index>	Hong Kong dollar (“HKDUSD”)	33.00%
The Korea Composite Stock Price Index 200	KOSPI2<index>	Korean won (“KRWUSD”)	24.00%
MSCI Taiwan Index	TWY<index>	Taiwan dollar (“TWDUSD”)	21.00%
Hang Seng Index	HSI <index>	Hong Kong dollar (“HKDUSD”)	14.00%
MSCI Singapore Index	SGY <index>	Singapore dollar (“SGDUSD”)	8.00%

Upside Leverage Factor:	2

Maximum Return:	The actual maximum return on the Notes will be set on the pricing date and will not be less than 17.00%.

Payment at Maturity:

If the final basket level is greater than the initial basket level, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the basket return multiplied by two, subject to a maximum return on the Notes of 17.00%. For example, if the basket return is 8.50% or more, you will receive the maximum return on the Note of 17.00%, which entitles you to the maximum payment of $1,170.00 for every $1,000 principal amount Note that you hold. Accordingly, if the basket return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 x (Basket Return x 2)]

Your principal is protected against up to a 10% decline of the basket at maturity. If the final basket level declines from the initial basket level by up to 10%, you will receive the principal amount of your Notes at maturity.

If the final basket level declines from the initial basket level by more than 10%, you will lose 1.1111% of the principal amount of your Notes for every 1% that the basket declines beyond 10%. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [($1,000 x (Basket Return + 10%) x 1.1111]

You will lose some or all of your investment at maturity if the final basket level declines from the initial basket level by more than 10%.

Buffer Percentage:	10%

Downside Leverage Factor:	1.1111

Basket Return:	The performance of the basket from the initial basket level to the final basket level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level:	Set equal to 100 on the pricing date.

Final Basket Level:	The arithmetic average of the basket closing levels on each of the five averaging dates.

Basket Closing Level:

For each of the averaging dates, the basket closing level will be calculated as follows:

100 x [(HSCEI return x 33% x HKDUSD return) + (KOSPI2 return x 24% x KRWUSD return) + (TWY return x 21% x TWDUSD return) + (HSI return x 14% x HKDUSD return) + (SGY return x 8% x SGDUSD return)]

The returns set forth in the formula above reflect the performance of the basket components as described under Index Return or the Currency Return, as applicable.

Index Return:

For each basket component that is an index, the performance of the index from the initial level to the final level, calculated as follows:

Final Level

Initial Level

Where,

Initial Level = the initial level for each basket component is [—] with respect to HSCEI, [—] with respect to KOSPI2, [—] with respect to TWY, [—] with respect to HSI and [—] with respect to SGY, which, in each case, is the closing level of each basket component on the pricing date as determined by the calculation agent;

Final Level = The arithmetic average of the closing level of the index on each of the five averaging dates as determined by the calculation agent.

Currency Return:

For each basket component that is a currency exchange rate, the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Final Rate

Initial Rate

Where,

Initial Rate = the initial rate for each basket component is [—] with respect to HKDUSD, [—] with respect to KRWUSD, [—] with respect to TWDUSD and [—] with respect to SGDUSD, which, in each case, is the currency exchange rate on the pricing date, determined as described under “Description of the Reference Asset.”

Final Rate = The arithmetic average of the currency exchange rate on each of the five averaging dates, determined as described under “Description of the Reference Asset.”

Averaging Dates:	May 10, 2011[1], May 11, 2011[1], May 12, 2011[1], May 13, 2011[1] and May 16, 2011[1] (the “final averaging date”)

Maturity Date:	May 19, 2011[1]

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740LPX7 and US06740LPX72

[1]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Asset or Variables (other than Commodities),” “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

[2]	Expected. In the event we make any change to the expected pricing date and issue date, the averaging dates and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[3]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[3]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately %, is %. The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, the index supplement dated March 1, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 and the index supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

•	Index supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043717/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

FWP–2

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below assume a maximum return on the Notes of 17.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Total Return on the Notes
155.00	55.00%	$1,170.00	17.00%
145.00	45.00%	$1,170.00	17.00%
135.00	35.00%	$1,170.00	17.00%
125.00	25.00%	$1,170.00	17.00%
115.00	15.00%	$1,170.00	17.00%
112.50	12.50%	$1,170.00	17.00%
110.00	10.00%	$1,170.00	17.00%
107.50	7.50%	$1,150.00	15.00%
105.00	5.00%	$1,100.00	10.00%
102.50	2.50%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$888.89	-11.11%
70.00	-30.00%	$777.78	-22.22%
60.00	-40.00%	$666.67	-33.33%
50.00	-50.00%	$555.56	-44.44%
40.00	-60.00%	$444.45	-55.56%
30.00	-70.00%	$333.33	-66.67%
20.00	-80.00%	$222.22	-77.78%
10.00	-90.00%	$111.11	-88.89%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The basket level increases from an initial basket level of 100 to a final basket level of 105.

	Initial Level	Final Level	Index Return	Initial Rate	Final Rate	Currency Return	Weighting
HSCEI (HKDUSD)	12168.18	15210.23	125%	0.12882	0.10950	85%	33.00%
KOSPI2 (KRWUSD)	227.36	250.10	110%	0.0009030	0.0008000	89%	24.00%
TWY (TWDUSD)	285.62	299.90	105%	0.03192	0.02970	93%	21.00%
HSI (HKDUSD)	21244.49	27617.84	130%	0.12882	0.10950	85%	14.00%
SGY (SGDUSD)	356.32	427.58	120%	0.72950	0.80245	110%	8.00%

In example 1, the final level of each of the indices has increased compared to the initial level, and each of the basket currencies, except the Singapore dollar, has depreciated relative to the U.S. dollar. The Singapore dollar has appreciated relative to the U.S. dollar.

The final basket level is calculated as follows:

100 x [(125% x 33% x 85%) + (110% x 24% x 89%) + (105% x 21% x 93%) + (130% x 14% x 85%) + (120% x 8% x 110%)] = 105

The basket return is calculated as follows:

105 - 100 = 5%

    100

Because the final basket level of 105 is greater than the initial basket level of 100 and the basket return of 5.00% multiplied by 2 does not exceed the hypothetical maximum return of 17.00%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (5.00% x 2)] = $1,100.00

FWP–3

Example 2: The basket level decreases from the initial basket level of 100 to a final basket level of 95.

	Initial Level	Final Level	Index Return	Initial Rate	Final Rate	Currency Return	Weighting
HSCEI (HKDUSD)	12168.18	10342.95	85%	0.12882	0.14170	110%	33.00%
KOSPI2 (KRWUSD)	227.36	170.52	75%	0.0009030	0.0010385	115%	24.00%
TWY (TWDUSD)	285.62	285.62	100%	0.03192	0.03831	120%	21.00%
HSI (HKDUSD)	21244.49	16995.59	80%	0.12882	0.14170	110%	14.00%
SGY (SGDUSD)	356.32	277.79	78%	0.72950	0.69303	95%	8.00%

In example 2, the final level of each of the indices, except for the MSCI Taiwan Index, has decreased compared to the initial level. The final level of the MSCI Taiwan Index is equal to the initial level. Each of the basket currencies, except the Singapore dollar, has appreciated relative to the U.S. dollar. The Singapore dollar has depreciated relative to the U.S. dollar.

The final basket level is calculated as follows:

100 x [(85% x 33% x 110%) + (75% x 24% x 115%) + (100% x 21% x 120%) + (80% x 14% x 110%) + (78% x 8% x 95%)] = 95

The basket return is calculated as follows:

95 - 100 = -5%

  100

Because the final basket level of 95 is less than the initial basket level of 100 by not more than the buffer percentage of 10%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The basket level increases from an initial basket level of 100 to a final basket level of 125.

	Initial Level	Final Level	Index Return	Initial Rate	Final Rate	Currency Return	Weighting
HSCEI (HKDUSD)	12168.18	14528.07	119%	0.12882	0.12882	100%	33.00%
KOSPI2 (KRWUSD)	227.36	284.20	125%	0.0009030	0.0009030	100%	24.00%
TWY (TWDUSD)	285.62	371.31	130%	0.03192	0.03192	100%	21.00%
HSI (HKDUSD)	21244.49	26555.61	125%	0.12882	0.12882	100%	14.00%
SGY (SGDUSD)	356.32	481.03	135%	0.72950	0.72950	100%	8.00%

In example 3, the final level of each of the indices has increased compared to the initial level, and the final rate of each of the basket currencies is equal to the initial rate.

The final basket level is calculated as follows:

100 x [(119% x 33% x 100%) + (125% x 24% x 100%) + (130% x 21% x 100%) + (125% x 14% x 100%) + (135% x 8% x 100%)] = 125

The basket return is calculated as follows:

125 - 100 = 25%

    100

Because the basket return of 25.00% multiplied by 2 exceeds the hypothetical maximum return of 17.00%, the investor receives a payment at maturity of $1,170 per $1,000 principal amount Note, the maximum payment on the Notes.

FWP–4

Example 4: The basket level decreases from the initial basket level of 100 to a final basket level of 80.

	Initial Level	Final Level	Index Return	Initial Rate	Final Rate	Currency Return	Weighting
HSCEI (HKDUSD)	12168.18	12168.18	100%	0.12882	0.10306	80%	33.00%
KOSPI2 (KRWUSD)	227.36	227.36	100%	0.0009030	0.0006979	77%	24.00%
TWY (TWDUSD)	285.62	285.620	100%	0.03192	0.02713	85%	21.00%
HSI (HKDUSD)	21244.49	21244.49	100%	0.12882	0.10306	80%	14.00%
SGY (SGDUSD)	356.32	356.32	100%	0.72950	0.54713	75%	8.00%

In example 4, the final level of each of the indices is equal to the initial level, and each of the basket currencies has depreciated relative to the U.S. dollar.

The final basket level is calculated as follows:

100 x [(100% x 33% x 80%) + (100% x 24% x 77%) + (100% x 21% x 85%) + (100% x 14% x 80%) + (100% x 8% x 75%)] = 80

The basket return is calculated as follows:

80 - 100 = -20.00%

  100

Because the final basket level of 80 is less than the initial basket level of 100 by more than the buffer percentage of 10%, the basket return is negative and the investor will receive a payment at maturity of $888.89 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (-20% + 10%) x 1.1111] = $888.89

Selected Purchase Considerations

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns by multiplying a positive basket return by two, up to the maximum return on the Notes of 17.00%, or $1,170 for every $1,000 principal amount Note. The actual maximum return on the Notes will be set on the pricing date and will not be less than 17.00%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the final basket level, as compared to the initial basket level, of up to 10%. If the final basket level declines by more than 10%, you will lose an amount equal to 1.1111% of the principal amount of your Notes for every 1% that the basket level declines beyond 10%.

•

Diversification Among the Basket Components—The return on the Notes is linked to a weighted basket consisting of five indices—the Hang Seng China Enterprises Index, the Korea Composite Stock Price Index 200, the MSCI Taiwan Index, the Hang Seng Index and the MSCI Singapore Index—and the exchange rates of the Hong Kong dollar, the Korean won, the Singapore dollar and the Taiwan dollar, each with respect to the U.S. dollar. For additional information about each basket component, see the information set forth under “Description of the Reference Asset” herein.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, because

FWP–5

the performance of the Reference Asset takes into account the return of the currencies in which the equity Reference Asset components are denominated, it is possible that the Internal Revenue Service could assert that your Notes should be subject to Section 988 of the Internal Revenue Code. If Section 988 were to apply to your Notes, it is possible that all or a portion of any gain or loss that you recognize upon the sale or maturity of your Notes could be treated as ordinary gain or loss. If any gain or loss that you recognize with respect to the Notes is treated as ordinary gain or loss because of the application of Section 988, you may be able to make an election to treat such gain or loss as capital gain or loss. This election generally must be made on the first day that you acquire your Notes. You should consult your own tax advisor as to the availability and effect of such election.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” includes any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons (such as your Notes), (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components or any of the stocks comprising the basket components. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and the index supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies” and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative. Your investment will be exposed on a leveraged basis to any decline in the final basket level beyond the 10% buffer percentage as compared to the initial basket level.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final basket level is greater than the initial basket level, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the basket, which may be significant. We refer to this percentage as the maximum return, which will be set on the pricing date and will not be less than 17.00%.

•

Notes Bullish on the Hong Kong dollar, the Korean won, the Taiwan dollar and the Singapore dollar (the “basket currencies”)—If the Hong Kong dollar, the Korean won, the Taiwan dollar or the Singapore dollar depreciates in value relative to the U.S. dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

FWP–6

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the basket components would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the basket components;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying each basket component that is an index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the dollar and the basket currencies; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

The return on the Notes is linked to a weighted basket consisting of the five indices and four currency exchange rates described below.

The Hang Seng China Enterprises Index tracks the performance of all the Hong Kong listed H-Shares of Chinese enterprises. H-Shares are Hong Kong listed shares, traded in Hong Kong dollars, of companies incorporated in mainland China. For additional information about the Hang Seng China Enterprises Index, see the information set forth under “Non-Proprietary Indices—Equity Indices— Hang Seng China Enterprises Index” in the index supplement. The KOSPI 200 is a market capitalization-weighted index of 200 Korean blue-chip stocks, covering approximately 90% of the market capitalization of the Korean Exchange-Stock Market. For additional information about the KOSPI 200, see the information set forth under “Non-Proprietary Indices—Equity Indices—KOSPI 200” in the index supplement. The MSCI Taiwan Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Taiwan. The MSCI Singapore Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore. For additional information about the MSCI Taiwan Index and the MSCI Singapore Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the index supplement. The Hang Seng Index is a free float-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited and purports to be an indicator of the performance of the Hong Kong stock market. For additional information about the Hang Seng Index, see the information set forth under “Non-Proprietary Indices—Equity Indices— Hang Seng Index” in the index supplement.

FWP–7

The currency exchange rates on any given day, including the pricing date and the averaging dates, will be determined by the calculation agent in accordance with the following:

(a)	where the currency exchange rate is “HKDUSD”, the U.S dollar per Hong Kong dollar exchange rate, which is one divided by USDHKD, the Hong Kong dollar per U.S. dollar exchange rate which appears on Reuters Screen “HKD=” at approximately 4 p.m. Hong Kong time, on the relevant date;

(b)	where the currency exchange rate is “KRWUSD”, the U.S dollar per South Korean Won dollar exchange rate, which is one divided by USDKRW, the South Korean Won per U.S. dollar exchange rate reported by the Korea Financial Telecommunications and Clearing Corporation, which appears on the Reuters Screen KFTC18 Page to the right of the caption “USD Today” that is available at approximately 3:30 p.m., Seoul time, on the relevant date or as soon thereafter as practicable, but in no event later than 9:00 a.m., Seoul time, on the first business day following the relevant date;

(c)	where the currency exchange rate is “TWDUSD”, the U.S dollar per Taiwan dollar exchange rate, which is one divided by USDTWD, the Taiwan dollar per U.S. dollar exchange rate for settlement in two business days, reported by the Taipei Forex Inc. which appears on the Reuters Screen TAIFX1 Page under the heading “Spot” as of 11:00 a.m. Taipei time, on the relevant date; and

(d)	where the currency exchange rate is “SGDUSD”, the U.S dollar per Singapore dollar exchange rate, which is one divided by USDSGD, the Singapore dollar per U.S. dollar exchange rate which appears on Reuters Page ABSIRFIX01 at approximately 11:30 a.m. Singapore time, on the relevant date.

Historical Information

The following graphs set forth the historical performance of the basket components based on the daily closing levels from January 7, 2002 through April 23, 2010. On April 23, 2010, the closing level of the Hang Seng China Enterprises Index was 12168.18, the closing level of the Korea Composite Stock Price Index 200 was 227.36, the closing level of the MSCI Taiwan Index was 285.62, the closing level of the Hang Seng Index was 21244.49 and the closing level of the MSCI Singapore Index was 356.32. Also on April 23, 2010, the currency exchange rates, as determined under “Description of the Reference Asset” above, were as follows: 0.12882 in respect of HKDUSD, 0.0009030 in respect of KRWUSD, 0.03192 in respect of TWDUSD, and 0.72950 in respect of SGDUSD.

We obtained the basket components closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket components closing levels on any of the averaging dates. We cannot give you assurance that the performance of the basket components will result in the return of any of your initial investment.

FWP–8

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–9

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–10

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–11

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–12

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities Inc. will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $10 per $1,000 principal amount Note.

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